AMERICAN TOYS, INC.
                 2649 Bishop Drive
                San Ramon, CA 94583



     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         To Be Held on September 20, 1996




To the Shareholders of
 AMERICAN TOYS, INC.


     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of AMERICAN TOYS, INC. (the "Corporation") will be held at the company's offices as stated above on September 20, 1996 at 9:30 a.m., California time, for the following purposes:


     1. To elect four Directors to the Corporation's Board of Directors to hold office for a period of one year or until their successors are duly elected and qualified.

     2. Adopt an amendment to the Corporation's certificate of incorporation to effect a change of the Corporation's name from American Toys, Inc. to U.S. Wireless Corp.

     3. Adopt an amendment to the certificate of Incorporation to authorize an increase in the authorized shares of Common Stock of the Company to 30,000,000 shares from 20,000,000 shares.

     4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     The close of business on August 8, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.
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     You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of the Corporation, in writing, prior to the Annual Meeting of Shareholders.

                              By order of the Board of
Directors


                              _____________, Secretary

Dated: August 21, 1996

     WHETHER OR NOT YOU EXPECT TO ATTEND THE
MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED
PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE
IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO
POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.